Exhibit 99.1

Brookline Bancorp, Inc. Names Margaret Boles Fitzgerald to Board of Directors

BOSTON--(BUSINESS WIRE)--October 25, 2013--Brookline Bancorp, Inc. (NASDAQ: BRKL) announced today that its Board of Directors approved an increase in the size of the Board of Directors to 13 members and appointed Margaret Boles Fitzgerald as a director to fill the vacancy created by that action.

Ms. Fitzgerald is a corporate and philanthropic relations executive with significant career work in community relations. She is currently Director of Corporate and Foundation Relations at Boston Health Care for the Homeless Program and chairs the Board of The Henry Luce Foundation. Previously, Ms. Fitzgerald served as an Executive Vice President and Director of Community Relations at Hill, Holiday advertising in Boston. Additionally, Ms. Fitzgerald works with local non-profit organizations including The Museum of Fine Arts, Boston, The Salvation Army of Massachusetts Bay, and the Roy T. Morgan Foundation, Rhode Island. Ms. Fitzgerald is a graduate of Bucknell University and the Dana Hall School. She is a resident of Wellesley, MA.

In making the announcement, Joseph J. Slotnik, Chairman of Brookline Bancorp said, “We are pleased to have Margaret join the Board. She brings a much-valued perspective and we, both as a company and a board, will benefit greatly from her experience.”

Paul Perrault, CEO and President of Brookline Bancorp, added, “Margaret is an important addition to our board as she has a great deal of experience in the community, both locally and regionally. I have no doubt that she will serve the Board well and provide us with an additional, strong link to the communities we serve.”

Ms. Fitzgerald will also join the Board of Directors of Brookline Bank.

ABOUT BROOKLINE BANCORP, INC.

Brookline Bancorp, Inc., a bank holding company with approximately $5.2 billion in assets and 47 branches throughout Massachusetts and Rhode Island, is headquartered in Boston, Massachusetts and operates as the holding company for Brookline Bank, Bank Rhode Island, and First Ipswich Bank. The Company provides commercial and retail banking services and cash management and investment services to customers throughout Central New England. More information about Brookline Bancorp, Inc. and its banks can be found at the following websites: www.brooklinebank.com, www.bankri.com, and www.firstipswich.com.

CONTACT:
Brookline Bancorp, Inc.
Karen Schwartzman, 617-437-9990